EX-10

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Jackson National Life Insurance Company of New York and Contract Owners of JNLNY Separate Account I:

We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company of New York (the Company) dated March 14, 2011 and on the financial statements of JNLNY Separate Account I dated March 1, 2011, incorporated herein by reference in the Pre-Effective Amendment to Form N-4 of JNLNY Separate Account I.

As discussed in Note 2 to the financial statements of Jackson National Life Insurance Company of New York, the Company has changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (included in FASB ASC Topic 320, Investments – Debt and Equity Securities), as of January 1, 2009.

/s/ KPMG LLP

Chicago, Illinois

December 20, 2011